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                                                                     EXHIBIT 3.1





                          AGREEMENT AND PLAN OF MERGER


                                  by and among


                             THE VANTIVE CORPORATION
                             a Delaware corporation,


                          SOLAR ACQUISITION CORPORATION
                    a Delaware corporation and a wholly-owned
                      subsidiary of The Vantive Corporation


                                       and


                         SCOTCH BONNET INTEGRATION, INC.
                             a Delaware corporation,

                          Dated as of September 2, 1998








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                          AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of September 2, 1998 by and among The Vantive Corporation, a Delaware corporation ("Buyer"), Solar Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Buyer ("Sub"), and Scotch Bonnet Integration Inc., a Delaware corporation ("Target").

     WHEREAS, the Boards of Directors of Buyer, Sub and Target deem it advisable and in the best interests of each corporation and its respective stockholders that Buyer and Target combine in order to advance the long-term business interests of Buyer and Target;

     WHEREAS, the combination of Buyer and Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Buyer and the Target stockholders will become stockholders of Buyer; and

     WHEREAS, for federal income tax purposes, the parties to this Agreement intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"), and that the merger of Sub with and into Target shall qualify as a reorganization within the meaning of Section 368(a) of the Code.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:


                                    ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Subject to the provisions of this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into Target (the "Merger"). As a result of the Merger, the outstanding shares of capital stock of Sub and Target shall be converted or canceled in the manner provided in Article II of this Agreement; the separate corporate existence of Sub shall cease; and Target shall be the surviving corporation in the Merger and shall become a subsidiary of Buyer (the "Surviving Corporation").

     Section 1.2 Closing; Effective Time of the Merger. The closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on a date to be specified by Buyer and Target (the "Closing Date") at the offices of Gray Cary Ware & Freidenrich LLP, 400 Hamilton Avenue, Palo Alto, CA 94301, unless another date or place is agreed to in writing by Buyer and Target. On the Closing Date, a certificate of merger in accordance with Section 251 and containing the substantive provisions of Articles I and II of this Agreement (and other applicable



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provisions) of the Delaware General Corporation Law (the "Certificate of
Merger") shall be duly signed by the Surviving Corporation and shall be filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

     Section 1.3 Effects of Merger.

          (a) At the Effective Time: (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to herein as the "Constituent Corporations"), (ii) the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation; and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

          (b) From and after the Effective Time, (i) the Surviving Corporation shall possess all the rights, privileges, immunities, powers and purposes of each of the Constituent Corporations; (ii) all the property, real and personal, including subscriptions to shares, causes of action and every other asset of each of the Constituent Corporations, shall vest in the Surviving Corporation without further act or deed; (iii) the Surviving Corporation shall assume and be liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and (iv) the Merger shall have the further effects set forth in this Agreement and in the DGCL.

     Section 1.4 Directors and Officers. The director and officer of Sub immediately prior to the Effective Time shall be the initial director and officer of the Surviving Corporation, and shall hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, in each case until his respective successors are duly elected or appointed.


                                   ARTICLE II

                 CONVERSION OF SECURITIES; MERGER CONSIDERATION

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of common stock, par value $.01 per share, of Target ("Target Common Stock") or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation.

          (b) Cancellation of Buyer-Owned Stock. All shares of Target Common Stock owned by Target as treasury shares or by Buyer, Sub or any other wholly-owned subsidiary of Buyer shall be canceled and retired and shall cease to exist, and no stock of Buyer or other consideration shall be delivered in exchange therefor.



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          (c) Consideration for Target Common Stock. Subject to Section 2.2
and as set forth in Annex 2.1, each issued and outstanding share of Target Common Stock (other than Dissenting Shares as defined in Section 2.1(e)) shall be converted into the right to receive the following:the number of fully paid and nonassessable shares of Buyer Common Stock, equal to $572,000 divided by the average closing price of Buyer Common Stock for the five days preceding the date of this Agreement (as determined by reference to the "Last Sale" price reported on the NASDAQ NMS);

     All such shares of Target Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Buyer Common Stock and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with this Article II.

          (d) Cash Consideration. Each of the holders of Target Common Stock shall be entitled to receive a share of $143,000, in proportion to their percentage holdings of Target Common Stock as set forth in Annex 2.1.

          (e) Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Target Common Stock held by a holder seeking payment of the fair value of such shares pursuant to Section 262 or other applicable provisions of the DGCL (including any holder who has not assented to the Merger and has filed written objection or notice of election to dissent with respect to the Merger), who has not effectively withdrawn or lost the right to payment of fair value (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of Buyer Common Stock pursuant to Article II, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the DGCL; provided, however, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw such demand for payment of fair value or lose the right to payment of fair value, in either case pursuant to the DGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive shares of Buyer Common Stock pursuant to this Article II. Target shall give Buyer (a) prompt notice and copies of all written demands for payment of fair value, withdrawals of demands for payment of fair value and other instruments received by Target relating to demands for payment of fair value received by Target and (b) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair value under the DGCL. Target will not voluntarily make any payment with respect to any demands for payment of fair value and will not, except with the prior written consent of Buyer, settle or offer to settle any such demands.

          (f) Certificate Legends. The shares of Buyer Common Stock to be issued pursuant to this Article II shall not have been registered and shall be characterized as "restricted securities" under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act of 1933, as amended (the "Securities Act"), only in certain limited circumstances. Each certificate evidencing shares of Buyer Common Stock to be issued pursuant to this Article II shall bear the following legend:



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     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR
     INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION WITHOUT AN EXEMPTION UNDER THE SECURITIES ACT OR AN OPINION OF LEGAL COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED."

     Section 2.2 Exchange of Certificates. The procedures for exchanging outstanding shares of Target Common Stock for Buyer Common Stock pursuant to the Merger are as follows:

          (a) Exchange Agent. Promptly after the Effective Time, Buyer shall deposit with an exchange agent designated by Buyer (the "Exchange Agent"), for the benefit of the holders of shares of Target Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Buyer Common Stock issuable pursuant to Section 2.1. The shares of Buyer Common Stock deposited with the Exchange Agent, together with any dividends or distributions with respect thereto, hereinafter shall be referred to as the "Exchange Fund".

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Target Common Stock (a "Target Certificate") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Target Certificates shall pass, only upon delivery of the Target Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer and Target may reasonably specify) and (ii) instructions for use in effecting the surrender of the Target Certificates in exchange for certificates representing shares of Buyer Common Stock ("Buyer Certificates"). Upon surrender of a Target Certificate for cancellation to the Exchange Agent (or such other agent or agents as may be appointed by Buyer), together with a duly executed letter of transmittal, the holder of such Target Certificate shall be entitled to receive in exchange therefor a Buyer Certificate representing that number of whole shares of Buyer Common Stock which such holder has the right to receive pursuant to the provisions of Section 2.1(c), and the Target Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Target Common Stock which is not registered in the transfer records of Target, a Buyer Certificate representing the proper number of shares of Buyer Common Stock may be issued to a transferee if the Target Certificate representing such Target Common Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Target Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Buyer Certificate as contemplated by this Agreement.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock



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with a record date after the Effective Time shall be paid to the holder of any unsurrendered Target Certificate with respect to the shares of Buyer Common Stock represented thereby until the holder of record of such Target Certificate shall surrender such Target Certificate. Subject to the effect of applicable laws, following surrender of any such Target Certificate, there shall be paid to the record holder of the Buyer Certificates issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Buyer Common Stock.

          (d) No Further Ownership Rights in Target Common Stock. All shares of Buyer Common Stock issued upon the surrender for exchange of shares of Target Common Stock in accordance with the terms hereof (including any cash paid pursuant to subsection (c) of this Section 2.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Target Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Target Certificates are presented to Buyer or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Target Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, the number of shares to be issued to each holder of shares of Target Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Target Certificates delivered by such holder) shall be rounded up to the nearest whole share.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of Target one year after the Effective Time shall be delivered to Buyer, upon demand, and any stockholders of Target who have not previously complied with this Section 2.2 shall thereafter look only to Buyer for payment of their claim for Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

          (g) No Liability. Neither Buyer nor Target shall be liable to any holder of shares of Target Common Stock or Target Preferred Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.


                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET



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     Except as set forth in the disclosure schedule (which disclosure schedule shall be organized into numbered sections corresponding with the section numbers of this Agreement) delivered by Target to Buyer on or before the date of this Agreement and attached hereto (the "Target Disclosure Schedule"), Target represents and warrants to Buyer as follows:

     Section 3.1 Organization, Standing and Power; Qualification; Subsidiaries. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; has all requisite corporate power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operation (a "Material Adverse Effect") of Target; and Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Target has delivered true and correct copies of the Certificate of Incorporation and Bylaws of Target, each as amended to date, to Buyer. Target is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     Section 3.2 Target Capital Structure.

          (a) The authorized capital stock of Target consists of 40,000 shares of Target Common Stock, $.01 par value, of which 16,900 shares of Target Common Stock are issued and outstanding. The Capital Stock of Target is held of record by those persons set forth in Section 3.2 of the Target Disclosure Schedule (which list sets forth the amount of Target Common Stock and Target Preferred Stock held by each such person and/or entity). All outstanding shares of Target Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, were issued in compliance with state and federal securities laws, and are subject to no preemptive rights or rights of first refusal created by statute, the Certificate of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound.

          (b) Except as set forth in Section 3.2(a) or Section 3.2 of the Target Disclosure Schedule, there are (i) no equity securities of any class of Target or any securities exchangeable into or exercisable for such equity securities issued, reserved for issuance, or outstanding and (ii) no outstanding subscriptions, options, warrants, puts, calls, rights, or other commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any equity securities of Target or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Section 3.2 of the Target Disclosure Schedule sets forth the number of shares of Target capital stock for which each such option may be exercised, and the exercise price and vesting schedule (including acceleration provisions, if any) for each such option. There are no contracts, commitments or agreements relating to voting, purchase or sale of Target capital stock (i) between or among Target and any of its stockholders



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or Target Option holders or (ii) to the best of Target's knowledge, between or among any Target stockholders or Target Option holders.

     Section 3.3 Authority; No Conflict; Required Filings and Consents

          (a) Target has all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by Target hereunder, including the Merger Agreement (collectively, the "Target Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Target Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Target. This Agreement and the other Target Transaction Documents have been duly executed and delivered by Target and constitute the valid and binding obligations of Target, enforceable against Target in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors' rights generally, and (ii) general principles of equity.

          (b) The execution and delivery by Target of this Agreement and the other Target Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Target, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under any note, mortgage, indenture, lease, contract or other agreement or obligation to which Target is a party or by which Target or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Target or to interfere with the consummation by Target of its obligations under this Agreement and the other Target Transaction Documents.

          (c) The outstanding shares of Target Common Stock are the only shares of Target capital stock entitled to vote with respect to the Merger, and the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Target Common Stock is the only approval of Target stockholders required for the consummation of the Merger, no other class vote of any series or class of Target capital stock being required. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity (as defined in Section 8.2) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the other Target Transaction Documents or the consummation of the transactions contemplated hereby or thereby except for (i) the filing of the Delaware Certificate of Merger in accordance with the DGCL, (ii) items described in Section 3.3 of the Target Disclosure Schedule, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a



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Material Adverse Effect on Target or materially and adversely affect the ability of Target to consummate the transactions contemplated by this Agreement in accordance with its terms.

     Section 3.4 Financial Statements. Target has delivered to Buyer copies of Target's unaudited financial statements (balance sheet, income statement and statement of cash flows) for the year ended December 31, 1997 and unaudited interim financial statements as at, and for the six-month period ended, July 31, 1998 (collectively, the "Target Financial Statements"). The Target Financial Statements were to the best of Target's knowledge prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved, except for the absence of required footnotes. The Target Financial Statements present fairly in all material respects the financial position of Target as of the respective dates and the results of Target's operations and cash flows for the periods indicated, except that the interim Target Financial Statements are subject to normal and recurring year-end audit adjustments which will not be material in amount. Target maintains a standard system of accounting established and administered in accordance with GAAP.

     Section 3.5 Absence of Liabilities. Except as set forth on the Target Financial Statements, Target does not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, except for liabilities listed in Section 3.5 of the Target Disclosure Schedule.

     Section 3.6 Accounts Receivable. The accounts receivable shown on the Target balance sheet dated July 31, 1998 (the "Target Balance Sheet") arose in the ordinary course of business and have been collected or are reasonably expected to be collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the Target Balance Sheet. The accounts receivable of Target arising after the date of the Target Balance Sheet and prior to the Closing Date arose, or will arise, in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Target. Except as set forth in Section 3.6 of the Target Disclosure Schedule, none of such accounts receivables is subject to any valid and material claim of offset or recoupment or counterclaim, and Target has no knowledge of any specific facts that would be likely to give rise to any such claim; no material amount of such accounts receivable are contingent upon the performance by Target of any obligation; and no agreement for deduction or discount has been made with respect to any such accounts receivable.

     Section 3.7 Absence of Certain Changes or Events. Except as set forth in
Section 3.7 of the Target Disclosure Schedule, and except as reflected in the Target Financial Statements, since July 31, 1998 Target has conducted its business in the ordinary course and in a manner consistent with past practices, and has not:

          (a) to its knowledge, suffered any event or occurrence that has had or could reasonably be expected to have a Material Adverse Effect on Target;

          (b) suffered any damage, destruction or loss, whether covered by insurance or not, adversely affecting its properties or business;



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          (c)  granted any increase in the compensation payable or to become payable by Target to its officers or employees;

          (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares;

          (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock except for exercises and conversions of employee stock options.

          (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

          (g) sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property;

          (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset, except for non-exclusive licenses which were granted in the ordinary course of business and in a manner consistent with past practices;

          (i) entered into any material commitment or transaction (including without limitation any borrowing or capital expenditure);

          (j) incurred any liability, except in the ordinary course of business and consistent with past practice;

          (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

          (l) made any capital expenditure or commitment for additions to property, plant or equipment individually in excess of ten thousand dollars ($10,000) or in the aggregate in excess of twenty-five thousand dollars ($25,000);

          (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or stockholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;



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          (n)  agreed to take any action described in this Section 3.7 or which to its knowledge would constitute a breach of any of the representations or warranties of Target contained in this Agreement; or

     Section 3.8 Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (a) Target has prepared and timely filed all returns, estimates, information statements and reports required to be filed prior to the Closing Date with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to Target or its operations, and such Returns are true and correct in all material respects.

          (b) Target, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by Section 3.8(a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld.

          (c) There is no Tax deficiency outstanding or assessed or, to the best of Target's knowledge, proposed against Target that is not reflected as a liability on the Target Balance Sheet nor has Target executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax.

          (d) Target has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the Target Balance Sheet, whether asserted or unasserted, contingent or otherwise.

          (e) Target is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

          (f) Section 3.8 of the Target Disclosure Schedule sets forth the date or dates through which the Internal Revenue Service ("IRS") has examined the federal tax returns of Target and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of Target. Section 3.8 of the Target Disclosure Schedule also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from Target and lists each tax case of Target currently pending in audit, at the administrative appeals level or in litigation. Section 3.8 of the Target Disclosure Schedule further lists the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to Target within the last twelve (12) months. Except as set forth in Section 3.8 of the Target



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Disclosure Schedule, neither the IRS nor any foreign, state, local or other taxing authority has, since Target's inception, examined or is in the process of examining any federal, foreign, state, local or other tax returns of Target. Neither the IRS nor any foreign, state, local or other taxing authority is now asserting to the knowledge of Target, or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith) except as set forth on Section 3.8 of the Target Disclosure Schedule.

There is no contract, agreement, plan or arrangement to which Target is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement or any transaction contemplated hereby, covering any employee or former employee of Target that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280(G), 404 or 162(m) of the Code.

     Section 3.9 Tangible Assets and Real Property.

          (a) Target owns or leases all tangible assets and properties which are necessary for the conduct of its business as currently conducted or which are reflected on the Target Balance Sheet or acquired since the date of the Target Balance Sheet ("Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair.

          (b) Target has good and marketable title to all Material Tangible Assets that it owns, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable and purchase money security interests.

          (c) Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which Target is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to Buyer.

          (d) Target owns no real property. The Target Disclosure Schedule sets forth a true and complete list of all real property leased by Target. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies all such of real property leases have been provided to Buyer.

     Section 3.10 Intellectual Property.

          (a) Target owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know-how, computer software programs or applications and tangible or intangible proprietary information or materials that are necessary to conduct the business of Target as currently conducted or as currently planned to be conducted (all of which are referred to as the "Target Intellectual Property Rights").

          (b) Section 3.10 of the Target Disclosure Schedule contains an accurate and complete description of (i) all patents and patent applications and all registered trademarks, trade names, service marks and copyrights included in the Target Intellectual Property Rights, including the jurisdictions in which each such Target Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed,
(ii) all licenses, sublicenses, distribution agreements and other agreements to which Target is a party and pursuant to which any person is granted rights with respect to any Target Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of Target (a "Target Product") or any adaptation, translation or derivative work based on any Target Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which Target is a party and pursuant to which Target is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), except for freely transferable "shrink wrap" software for which no royalties are currently owed or in the future may be owed, (iv) all joint development agreements to which Target is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which Target has obtained funding for research and development activities.

          (c) Target is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Target Intellectual Property Rights or Licensed Intellectual Property.

          (d) Target (i) as not received notice that it has been sued in any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (ii) has no knowledge that the manufacturing, marketing, licensing or sale of any Target Product or the provision of services in the course of Target's business infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has no knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any Target Intellectual Property Rights or Licensed Intellectual Property.

          (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any Target Product at any stage of its development or created in the course of providing services to customers of Target (the "Target Components") were written, developed and created solely and exclusively by employees of Target without the assistance of any third party or were created by third parties who assigned ownership of their rights with respect thereto to Target by means of valid and enforceable agreements, copies of which have been provided to Buyer. Target has at all times used commercially reasonable efforts to treat the Target Products and Target Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain.

          (f) Each person currently or formerly employed by Target (including independent contractors, if any) that has or had access to confidential information of Target has executed and delivered to Target a confidentiality and non-disclosure agreement in the form previously provided to Buyer. Each person currently or formerly employed by Target (including independent contractors, if any) has executed and delivered to Target an inventions agreement in the form previously provided to Buyer. To the best of Target's knowledge, neither the execution or delivery of any such agreement, nor the carrying on of Target's business as currently conducted and as currently proposed to be conducted by any such person, as an employee or independent contractor, has conflicted or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

     Section 3.11 Bank Accounts. Section 3.11 of the Target Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Target maintains accounts of any nature, the type of accounts maintained at each such institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

     Section 3.12 Contracts.

          (a) Except as set forth in Section 3.12 of the Target Disclosure Schedule, Target is not a party or subject to any agreement, obligation or commitment, written or oral:

               (i) that calls for any fixed and/or contingent payment or expenditure or any related series of fixed and/or contingent payments or expenditures by or to Target.

               (ii) with agents, advisors, salesmen, sales representatives, independent contractors or consultants that are not cancelable by it on no more than thirty (30) days' notice and without liability, penalty or premium;

               (iii) that restricts Target from carrying on anywhere in the world its business or any portion thereof as currently conducted;

               (iv) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

               (v) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

               (vi) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

               (vii) with any distributor, original equipment manufacturer, value added remarketer or other person for the distribution of any of the Target Products; or

               (viii) that is otherwise material to the business, financial results of operations or prospects of Target.

          (b) To the best of Target's knowledge, no party to any such contract, agreement or instrument has expressed its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.

          (c) Target is not in material default under or in material breach or violation of, nor is there any valid basis for any claim of material default by Target under, or material breach or violation by Target of, any contract, commitment or restriction to which Target is a party or by which Target or any of its properties or assets is bound or affected. To the best of Target's knowledge, no other party is in material default under or in material breach or violation of, nor, to the best of Target's knowledge, is there any valid basis for any claim of material default by any other party under, or any material breach or violation by any other party of, any contract, commitment, or restriction to which Target is a party or by which Target or any of its properties or assets is bound or affected.

     Section 3.13 Labor Difficulties. Target is not engaged in any unfair labor practice or in violation of any applicable laws respecting employment, employment practices or terms and conditions of employment. There is no unfair labor practice complaint against Target pending, or to the best of Target's knowledge threatened, before any Governmental Entity. There is no strike, labor dispute, slowdown, or stoppage pending, or to the best of Target's knowledge threatened, against Target. Target is not now and has never been subject to any union organizing activities. Target has never experienced any work stoppage or other labor difficulty. To the best of Target's knowledge, except as set forth in Section 3.13 of the Target Disclosure Schedule, no Target employees intend to leave their employment, whether as a result of the transactions contemplated by this Agreement or otherwise.

     Section 3.14 Trade Regulation. Target has not terminated its relationship with or refused to ship Target Products or services to any dealer, distributor, third party marketing entity or customer which had theretofore paid or been obligated to pay Target. To the best of Target's knowledge, all of the prices charged by Target in connection with the marketing or sale of any Target products or services have been in compliance with all applicable laws and regulations. No claims have been asserted or, to the best of Target's knowledge, threatened against Target with respect to the wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and, to the best of Target's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

     Section 3.15 Environmental Matters.

          (a) Except as set forth in the Target Disclosure Schedule, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material"), excluding office, janitorial and other supplies held in very limited quantities, is present, as a result of the actions of Target or, to the best of Target's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Target has at any time owned, operated, occupied or leased. To the best of Target's knowledge, no underground storage tanks are present under any property that Target has at any time owned, operated, occupied or leased.

          (b) At no time has Target transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity (collectively, "Hazardous Materials Activities").

          (c) Target currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its business as such businesses is currently being conducted.

          (d) No action, proceeding, writ, injunction or claim is pending or, to the best of Target's knowledge, threatened concerning any Environmental Permit or any Hazardous Materials Activity of Target. Target is not aware of any fact or circumstance which could involve Target in any material environmental litigation or impose upon Target any material liability concerning Hazardous Materials Activities.

     Section 3.16 Employee Benefit Plans.

          (a) Section 3.16 of the Target Disclosure Schedule lists with respect to Target or any trade or business (whether or not incorporated) which is a member or which is under common control with Target within the meaning of
Section 414 of the Code (together, the "Target Employee Plans") (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended), (ii) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care insurance, life insurance or accident insurance and other similar employee benefit plans, (iii) all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of Target and (iv) each loan to a non-officer employee in excess of $10,000, loans to any officers and directors and any fringe or employee benefit plans that apply to senior management of Target that do not apply generally to all employees.

          (b) With respect to each Target Employee Plan, Target has made available to Buyer a true and correct copy of (i) such Target Employee Plan and
(ii) each trust agreement and group annuity contract, if any, relating to such Target Employee Plan.

          (c) With respect to the Target Employee Plans, individually and in the aggregate, no event has occurred, and to the best of Target's knowledge, there exists no condition or set of circumstances in connection with which Target could be subject to any material liability.

          (d) With respect to the Target Employee Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations which have not been accounted for by reserves on the financial statements or books of Target. Neither Target nor any subsidiary or affiliate maintains a pension plan subject to Title IV of ERISA or is party to, or has made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as defined in ERISA Section 3(37). No suit, administrative proceeding, action or other litigation has been brought, or to the best knowledge of Target is threatened against or with respect to any Target Employee Plan, including any audit or inquiry by the IRS or the United States Department of Labor.

          (e) Target is not a party to any oral or written (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of Target, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target of the nature contemplated by this Agreement, (iii) agreement with any officer of Target providing any term of employment or compensation guarantee extending for a period longer than six months from the date hereof or for the payment of compensation in excess of $20,000 or (iv) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

          (f) Target has taken all steps necessary to effect termination of its 401(k) plan as of the Effective Time.

Except as set forth in Section 3.16 of the Target Disclosure Schedule, all Target Employee Plans comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code, other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. Each Target Employee Plan which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies with and has been maintained and operated in accordance with each of the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. Other than continued health care coverage required under the Omnibus Reconciliation Act of 1985, as amended ("COBRA"), none of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person. With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder; (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder; and
(iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

     3.17 Compliance with Laws. Target has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any statute, law or regulation applicable to the ownership or operation of its business, including, without limitation, United States statutes, laws and regulations governing the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

     3.18 Employees and Consultants. Section 3.18 of the Target Disclosure Schedule contains a list of the names of all employees and consultants of Target, their salaries or wages, other compensation and dates of employment and positions.

     3.19 Litigation. Except as set forth in Section 3.19 of the Target Disclosure Schedule, there is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, or to the best of Target's knowledge, threatened, against Target or any of its properties or officers or directors (in their capacities as such). There is no judgment, decree or order against Target or, to the best of Target's knowledge, any of its directors or officers (in their capacities as such) that could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target.

     3.20 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Target which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current or future business practice of Target, any acquisition of property by Target, or the conduct of business by Target as currently conducted or as currently proposed to be conducted.

     3.21 Governmental Authorization. Other than with respect to Target Intellectual Property Rights, Target has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of the business of Target as currently conducted (collectively, the "Target Authorizations"), and all such Target Authorizations are in full force and effect.

     3.22 Insurance. Section 3.22 of the Target Disclosure Schedule contains a list and description of all insurance policies of Target. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and Target is otherwise in compliance with the terms of such policies. Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     3.23 Indemnification Claims. Section 3.23 of the Target Disclosure Schedule sets forth a list of all persons who are parties to director, officer and/or employee indemnification agreements with Target (the "Indemnification Agreements"). Except as set forth in Section 3.23 of the Target Disclosure Schedule, there are no outstanding claims under any of the Indemnification Agreements or under any indemnification rights granted pursuant to the Articles of Incorporation or Bylaws of Target (as currently in effect); and to the best of Target's knowledge, there are no facts or circumstances that either now, or with the passage of time, could reasonably be expected to provide a basis for a claim under any such Indemnification Agreement or under any indemnification rights granted pursuant to the Articles of Incorporation or Bylaws of Target.

     3.24 No Brokers. Except as set forth in Section 3.24 of the Target Disclosure Schedule, Target is not obligated for the payment of fees or expenses of any broker, finder or other person in connection with the origination, negotiation or execution of this Agreement or the other Target Transaction Documents or any transaction contemplated hereby or thereby. Target agrees to indemnify and hold Buyer and its affiliates harmless from and against any and all claims, liabilities or obligations with respect to any such fees, commissions or expenses.

     3.25 Real Property Holding Corporation. Target is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

     3.26 Certain Documents. Target has made available to Buyer, or its representatives, for its examination: (i) Target's minute book; (ii) all permits, orders, and consents issued by any Governmental Entity with respect to Target and (iii) all documents requested by Buyer in written "due diligence" requests. The corporate minute books and other corporate records of Target are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. Target has delivered or made available to Buyer true and complete copies of all documents which are referred to in this Article III or in the Target Disclosure Schedule.

     3.27 Payments Resulting from Mergers. Neither the consummation nor announcement of any transaction contemplated by this Agreement will (either alone or upon the occurrence of any additional or further acts or events) result in any material payment (whether of severance pay or otherwise) becoming due from Target to any director, officer, employee or former employee thereof under
(i) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing, or any "rabbi trust" or similar arrangement, or (ii) material benefit under any Target Employee Plan being established or becoming accelerated, vested or payable.

     3.28 Interested Party Transactions.

     To the knowledge of Target, no director, officer or stockholder of Target has any interest in (i) any material equipment or other property or asset, real or personal, tangible or intangible, including, without limitation, any of the Target Intellectual Property Rights, used in connection with or pertaining to the business of Target, (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of any of the Target Products, (iii) any entity that competes with Target, or with which Target is affiliated or has a business relationship, or (iv) any agreement, obligation or commitment, written or oral, to which Target is a party; provided, however, that no such person shall be deemed to have such an interest solely by virtue of ownership of less than five percent (5%) of the outstanding stock or debt securities of any publicly held company, the stock or debt securities of which are traded on a recognized stock exchange or on the Nasdaq National Market. Target is not a party to any (i) agreement with any officer or other employee of Target the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Target in the nature of any of the transactions contemplated by this Agreement, or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

     3.29 No Existing Discussions. As of the date hereof, Target is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to a Target Acquisition Proposal (as defined in Section 6.1).

     3.30 No Misrepresentation. No representation or warranty by Target in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of Target pursuant to this Agreement, when taken together, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make such statements, in light of the circumstances under which they were made, not misleading.

     3.31 Approval of Stockholders. Target has taken all action necessary in accordance with the law of the State of Delaware and its Certificate of Incorporation to obtain the approval of the Merger by Target stockholders. Target has prepared and, after receiving the authorization of Buyer, distributed an information statement (the "Information Statement") to its stockholders for the purpose of soliciting the Target Stockholders. The Information Statement includes the recommendation of and approval of the merger by the Board of Directors of Target in favor of the Merger and this Agreement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, Target shall promptly inform Buyer of such occurrence and cooperate in mailing to stockholders of Target, such amendment or supplement. Target shall take all other action necessary or advisable to secure the vote or consent of stockholders required to effect the Merger.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND SUB

     Except as set forth in the disclosure schedule delivered by Buyer to Target on or before the date of this Agreement and attached hereto (the "Buyer Disclosure Schedule"), or in the Buyer SEC Reports (as defined herein), Buyer and Sub represent and warrant to Target as follows:

     Section 4.1 Organization. Each of Buyer and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

     Section 4.2 Buyer Capital Structure.

          (a) The authorized capital stock of Buyer consists of fifty million (50,000,000) shares of Buyer Common Stock, $0.001 par value, and two million (2,000,000) shares of preferred stock, $0.001 par value ("Buyer Preferred Stock"). As of August 1, 1998: (i) 26,106,690 shares of Buyer Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Buyer Common Stock were held in the treasury of Buyer or by Subsidiaries of Buyer; (iii) approximately 4,978,664 shares of Buyer Common Stock were reserved for future issuance pursuant to stock options granted and outstanding under Buyer's stock option plans (the "Buyer Option Plans") and rights outstanding under Buyer's employee stock purchase plan (the "Buyer Purchase Plan"); and (iv) 1,645,600 shares of Buyer Common Stock were reserved for issuance upon conversion of Buyer's outstanding 4 3/4% convertible subordinated notes due 2002. As of the date of this Agreement, none of the shares of Buyer Preferred Stock are issued and outstanding. The authorized capital stock of Sub consists of one thousand (1,000) shares of common stock, par value $0.001 per share ("Sub Common Stock"), of which one hundred (100) shares are or will be issued and outstanding as of the Closing Date. All of the outstanding shares of capital stock of Sub are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Buyer free and clear of all security interests, liens, claims, pledges, agreements, limitations on Buyer's voting rights, charges or other encumbrances of any nature.

          (b) Except as set forth in Section 4.2(a) or as reserved for future grants of options under the Buyer Option Plans or the Buyer Purchase Plan, there are no equity securities of any class of Buyer, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in this Section 4.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Buyer is a party or by which it is bound obligating Buyer to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Buyer or obligating Buyer to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of Buyer, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of Buyer.

          (c) The shares of Buyer Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, and nonassessable, and free of and not subject to any preemptive rights or rights of first refusal.

     Section 4.3 Authority; No Conflict; Required Filings and Consents.

          (a) Buyer and Sub have all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by Buyer or Sub hereunder (collectively, the "Buyer Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and Sub, respectively. This Agreement and the Buyer Transaction Documents to which they are parties have been duly executed and delivered by Buyer and Sub and constitute the valid and binding obligations of Buyer and Sub, respectively, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (b) The execution and delivery of this Agreement by Buyer and Sub and the other Buyer Transaction Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Buyer or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Buyer or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer or Sub or any of its or their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, or that would not interfere with the consummation by Buyer and Sub of its obligations under this Agreement and the other Buyer Transaction Documents.

          (c) The outstanding shares of Sub Common Stock are the only shares of Sub capital stock entitled to vote with respect to the Merger, and the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Sub Common Stock is the only approval of Sub stockholders required for the consummation of the Merger, no other class vote of any series or class of Sub capital stock being required. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger in accordance with the DGCL, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country or which Buyer is obligated to file pursuant to the Declaration of Rights attached hereto as Annex 6.11 and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

     Section 4.4 SEC Filings; Financial Statements.

          (a) Buyer has filed and made available to Target all forms, reports and documents required to be filed by Buyer with the SEC since December 31, 1995 other than registration statements on Form S-8 (collectively, the "Buyer SEC Reports"). The Buyer SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Buyer's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Buyer SEC Reports, including any Buyer SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will present the consolidated financial position of Buyer and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not contain notes and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Buyer as of June 30, 1998 is referred to herein as the "Buyer Balance Sheet."

          (c) The Buyer is eligible to utilize Form S-3 under the Securities Act for purposes of registering the shares of Buyer Common Stock being issued in the Merger, and Buyer is not aware of any circumstance or event which would cause Buyer to become ineligible to utilize such Form S-3 for such purpose. Buyer will use its best efforts to file a Form S-3 under the Securities Act as soon as practicable but not later than ninety (90) days after the Closing Date.

     Section 4.5 Absence of Undisclosed Liabilities. Except as disclosed in writing to Target or as otherwise disclosed in the Buyer SEC Reports, Buyer and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole, other than (i) liabilities reflected in the Buyer Balance Sheet, (ii) liabilities specifically described in this Agreement, and (iii) normal or recurring liabilities incurred since June 30, 1998, in the ordinary course of business consistent with past practices.

     Section 4.6 Absence of Certain Changes or Events. Since June 30, 1998, Buyer has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any event or occurrence that has had a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Buyer having a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole; (iii) any material change by Buyer in its accounting methods, principles or practices to which Target has not previously consented in writing; or (iv) any revaluation by Buyer of any of its assets having a Material Adverse Effect on Buyer and its Subsidiaries, taken as a whole.

     Section 4.7 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     Section 4.8 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or to the best knowledge of Buyer, threatened, against Buyer or Sub which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

     Section 4.9 Tax Representations. Buyer has no current plan or intention to cause Target to issue additional shares of Target Common Stock that would result in Buyer losing control of Target within the meaning of Section 368(c)(1) of the Internal Revenue Code. Buyer has no current plan or intention to reacquire any of the Buyer Common Stock issued in connection with the Merger. Buyer has no current plan or intention to liquidate Target, to merge Target with or into another corporation, to sell or otherwise dispose of the stock of Target except for transfers of stock to corporations controlled by Buyer or to cause Target to sell or otherwise dispose of any of its assets or any of the assets acquired from Sub, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Target. After the Effective Time, Target will continue its historic business or use a significant portion of its historic business assets in a business. After the Effective Time, Buyer intends to cause Target to continue its historic business. Buyer does not own, nor has it owned during the past five years, any shares of Target Common Stock.


                                    ARTICLE V

                       ADDITIONAL COVENANTS AND AGREEMENTS

     Section 5.1 Tax-Free Reorganization. Buyer and Target shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

     Section 5.2 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 5.3 Registration. The shares of Buyer Common Stock issued in the Merger shall be registered pursuant to the Securities Act of 1933, as amended, subject to the terms and conditions set forth in Annex 5.3 hereto.

     Section 5.4 Expenses. The parties shall each pay their own legal, accounting and financial advisory fees and other out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. In the event the Merger is consummated, legal, accounting and financial advisory fees and other out-of-pocket expenses incurred by Target and the Target stockholders relating to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated shall be borne by the Target securityholders pro rata, except that Buyer will bear $25,000 in legal expenses of Target in connection with the Merger. In the event the Merger is not consummated, each party will pay its own fees and expenses.

     Section 5.5 Employee Arrangements.

          (a) Buyer shall offer, or cause the Surviving Corporation to offer, employment with the Surviving Corporation after the Closing to all of the employees of Target listed on Annex 5.5 hereto. All such Target employees accepting employment with the Surviving Corporation shall be eligible for the same employee benefit plans, on the same terms, as other employees of Buyer of comparable rank and length of service. In determining eligibility for benefits which depend on length of service, Buyer shall provide each such Target employee with full credit for the period of such employee's service with Target (other than with respect to options, if any, granted by Buyer to such Target employees). Except as set forth in this Section 5.11, the terms of employment of such Target employees shall be determined by agreement of Buyer (or the Surviving Corporation, as the case may be) and each such employee. At the Effective Time, Buyer shall issue options to purchase an aggregate of 100,000 shares of Buyer's Common Stock to the individuals and in the amounts set forth on Annex 5.5 hereto, which options shall vest as to one-eighth of the amount of shares after six months and then monthly for thirty six months thereafter and shall have an exercise price equal to the fair market value of the Buyer Common Stock on the date of grant.

     Buyer shall provide a severance package, which will be comparable to the severance package as set forth on Annex 5.5 to each Target employee identified in Annex 5.5 (i) who is either not offered employment with Buyer or (ii) whose employment with Buyer or the Surviving Corporation is terminated by Buyer within six (6) months after the Effective Time if such termination is not for cause.

     Section 5.6 Target Employee Retention. Buyer agrees to pay additional consideration in the form of Buyer Common Stock to be divided among the five principals of Target identified in Annex 5.6 (the "Principals") based on the retention of the Target employees identified at the Closing Date in Annex 2.1 ("Identified Employees"), provided the Principals are employed by Buyer on the Payout Date and the Identified Employees are willing and able to remain employed by Buyer or the Surviving Corporation after the Effective Time on terms reasonably satisfactory to Buyer employees ("Earnout"). This Earnout will be pro-rated based on the number of Identified Employees that have been retained as further described in Annex 5.6.

     Section 5.7 Registration Statement; Proxy Statement/Prospectus. Target will ensure that the information supplied by Target for inclusion in the registration statement on Form S-3 pursuant to which shares of Buyer Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of Target in connection with the meeting of Target's stockholders to consider this Agreement and the Merger (the "Target Stockholders' Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of Target, at the time of the Target Stockholders' Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Target or any of its Affiliates, officers or directors should be discovered by Target which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Target shall promptly inform Buyer.


                                   ARTICLE VI

                              CONDITIONS TO MERGER

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been obtained or filed, or shall have occurred as the case may be.

          (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting Buyer's conduct or operation of the business of Buyer or Target after the Merger shall have been issued, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

          (c) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of outstanding shares of Target Common Stock, as required by Target's Certificate of Incorporation and the DGCL.

     Section 6.2 Additional Conditions to Obligations of Buyer and Sub. The obligations of Buyer and Sub to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Buyer and Sub:

          (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement, except for changes contemplated by this Agreement, and Buyer shall have received a certificate signed on behalf of Target by an executive officer of Target to such effect.

          (b) Performance Obligations. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Target by an executive officer of Target to such effect.

          (c) Confidentiality and Inventions Agreements. Buyer shall have received confidentiality and inventions assignment agreements signed by each employee in substantially the form annexed hereto as Annex 6.2(c), and each such confidentiality and inventions assignment agreement shall be in full force and effect.

          (d) Non-Compete Agreements. Buyer shall have received from each of Guy Pasela, Marion Abrams, Mark Dirrim and Daniel Kenyon (collectively, the "Key Employees"), a non-competition and non-solicitation agreement in substantially the form annexed hereto as Annex 6.2(d).

          (e) Legal Opinion. Buyer shall have received a written opinion from Moskowitz Altman & Hughes LLP,counsel to Target, reasonably satisfactory in form and substance to Buyer.

          (f) No Material Adverse Effect. Since June 30, 1998, there has been no event or occurrence that had a Material Adverse Effect on Target.

          (g) Third-Party Consents and Waivers. Target shall have provided all notices to third parties, and shall have received all third-party consents or waivers, required for or in connection with the consummation of the transactions contemplated by this Agreement under any contract set forth (or required to be set forth) in Section 3.4 of the Target Disclosure Schedule.

          (h) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by all of the securityholders of Target.

          (i) Target 401(k) Plan. Target shall as of the Effective Time,, terminate Target's 401(k) plan (the "Plan") and no further contributions shall be made to the Plan. Target shall provide to Buyer (i) executed resolutions of the Board of Directors of Target authorizing the termination and (ii) an executed amendment to the Plan sufficient to ensure compliance with all applicable requirements of the Code and the regulations thereunder so that the tax-qualified status of the Plan will be maintained at the time of termination. If annual returns have not been filed for the Plan for any years for which such returns are required to be filed, Target shall file such returns under the U.S. Department of Labor's Delinquent Filer Voluntary Compliance Program.

          (j) Buyer shall have received from all Target stockholders completed Investor Representation Letters and Questionnaires in a form reasonably satisfactory to Buyer.

     Section 6.3 Additional Conditions to Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by Target:

          (a) Representations and Warranties. The representations and warranties of Buyer and Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement, and Target shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

          (b) Performance Obligations. Buyer and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Target shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

          (c) Legal Opinion. Target shall have received a written opinion from Gray Cary Ware & Freidenrich LLP, counsel to Buyer, reasonably satisfactory in form and substance to Target.

     Section 6.4 Post Closing Covenant. Target agrees to deliver to Buyer an accurate balance sheet for Target as of the Closing Date.

                                   ARTICLE VII

                                 INDEMNIFICATION

     Section 7.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Target contained in this Agreement or any instrument delivered pursuant to this Agreement shall survive the Effective Time and shall continue in full force and effect until the second anniversary of this Agreement. The second anniversary of the Agreement is sometimes referred to as the "Termination Date".

     Section 7.2 Indemnification by Target Stockholders.

          (a) Subject to the terms and conditions contained herein, the stockholders of Target immediately prior to the Effective Time hereby agree to indemnify, defend and hold harmless Buyer, its stockholders, officers, directors, employees and attorneys, all Subsidiaries and Affiliates of Buyer, and the respective officers, directors, employees and attorneys of such entities (all such persons and entities being collectively referred to as the "Buyer Group") from, against, for and in respect of any and all claims, losses, liabilities, damages, costs and expenses (including reasonable legal fees and expenses and expenses of investigation and defense) which any member of the Buyer Group may sustain or incur (collectively, "Buyer Losses") which are caused by or arise out of any inaccuracy in or breach of any of the representations, warranties, covenants or agreements made by Target in this Agreement, the Target Disclosure Schedule or the officer certificates delivered pursuant to Section
6.2. References to stockholders of Target, Target stockholders or words of similar import in this Article VII shall be deemed to be references to the persons who were holders of securities, including stock, options and warrants, of Target immediately prior to the Effective Time.

          (b) The maximum aggregate liability of the stockholders of Target pursuant to Section 7.2(a) shall be limited to the total amount of consideration paid by Buyer to Target in this Merger. The parties agree Buyer's first recourse will be the $370,000 Earnout described in Section 5.13. Anything in this Agreement to the contrary notwithstanding, the stockholders of Target shall not be liable for indemnification under this Section 7.2 until the aggregate of all amounts for which indemnity due and payable is more than $50,000, in which case Buyer shall be entitled to indemnification for the full amount of the indemnification including the first $50,000.

          (c) The obligation of the stockholders of Target to indemnify members of the Buyer Group for a Buyer Loss under this Article VII is subject to the condition that the Stockholder Representative (as defined in Section 7.9) shall have received an Indemnification Claim (as defined in Section 7.3(b)) for such Buyer Loss on or before (i) the first anniversary of the Closing Date, with respect to Buyer Losses arising under Section 7.2(a)(i), and (ii) the Termination Date, with respect to Buyer Losses arising under Section 7.2(a)(ii).

     Section 7.3 Procedures for Indemnification.

          (a) As used in this Article VII, the term "Indemnitor" means the party or parties against whom indemnification hereunder is sought, and the term "Indemnitee" means the member or members of the Buyer Group seeking indemnification hereunder.

          (b) A claim for indemnification hereunder (an "Indemnification Claim") shall be made by the Indemnitee by delivery of a written notice to the Stockholder Representative requesting indemnification and specifying the basis on which indemnification is sought in reasonable detail (and shall include relevant documentation related to the Indemnification Claim), the amount of the asserted Buyer Losses and, in the case of a Third Party Claim (as defined in Section 7.4), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

          (c) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 7.4 hereof shall be observed by Indemnitee and Indemnitor. If the Indemnification Claim involves a Tax Claim, the procedures set forth in Section 7.6 hereof shall be observed by the Indemnitee and Indemnitor.

     Section 7.4 Defense of Third Party Claims. Should any claim be made, or suit or proceeding be instituted against an Indemnitee which, if prosecuted successfully, would be a matter for which such Indemnitee is entitled to indemnification under this Article VII (a "Third Party Claim"), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim (other than Third Party Claims with respect to Taxes) shall be subject to the following terms and conditions:

          (a) Indemnitee shall give the Stockholder Representative written notice of any such claim promptly after receipt by Indemnitee of notice thereof, and Indemnitor may undertake control of the defense thereof by counsel of its own choosing reasonably acceptable to Indemnitee. Indemnitee may participate in the defense through its own counsel at its own expense. The assumption of the defense of any Third Party Claim by Indemnitor shall be an acknowledgment by Indemnitor that such Third Party Claim is subject to indemnification under the provisions of this Article VII and that such provisions are binding on Indemnitor. If, however, Indemnitor fails or refuses to undertake the defense of such Third Party Claim within ten (10) days after written notice of such claim has been delivered to the Stockholder Representative by Indemnitee, Indemnitee shall have the right to undertake the defense, compromise and, subject to
Section 7.5, settlement of such Third Party Claim with counsel of its own choosing. Failure of Indemnitee to furnish written notice to the Stockholder Representative of a Third Party Claim shall not release Indemnitor from Indemnitor's obligations hereunder, except to the extent Indemnitor is prejudiced by such failure.

          (b) Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing employees of Indemnitee as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witness in any proceeding relating to such claim.

     Section 7.5 Settlement of Third Party Claims. No settlement by Indemnitee of a Third Party Claim shall be made without the prior written consent by or on behalf of Indemnitor, which consent shall not be unreasonably withheld or delayed. If Indemnitor has assumed the defense of a Third Party Claim as contemplated by Section 7.4(a), no settlement of such Third Party Claim may be made by Indemnitor without the prior written consent by or on behalf of Indemnitee, unless such settlement includes a complete release of all claims against Indemnitee.

     Section 7.6 Tax Claims.

          (a) Should Buyer or Target receive any notice of a proposed assessment or claim in an audit or administrative or judicial proceeding (including the issuance of a "30-Day Letter," a "90-Day Letter" and a notice of audit) involving Indemnitor which, if determined adversely to the taxpayer, would be grounds for indemnification under Section 7.2 with respect to Taxes (a "Tax Claim"), Buyer or Target shall notify Indemnitor promptly in writing; provided, however, that a failure to give such notice will not affect Buyer or Target's right to indemnification hereunder that unless Indemnitor establishes (and then only to the extent) that such failure diminished the ability of Indemnitor to avoid the Tax liability in question. In addition, Buyer or Target shall request the longest available extension of the time to contest, if there are fewer than 30 days to contest.

          (b) In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date, Indemnitor may, at its election and expense, control the conduct of such audit or proceeding, and Buyer or Target, as appropriate, shall provide Indemnitor reasonably requested documentation to facilitate Indemnitor in controlling and conducting such audit or proceeding; provided, that Indemnitor shall not settle any such audit or proceeding without the advance written consent of Buyer, which consent shall not be unreasonably withheld. Buyer or Target also may participate in any such audit or proceeding and, if Indemnitor does not assume the defense of any such audit or proceeding, Buyer or Target may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to Indemnitor setting forth the terms and conditions of settlement.

          (c) Neither Buyer or Target nor Indemnitor shall enter into any compromise or agree to settle any claim pursuant to any Tax audit or proceeding which would adversely affect the other party for such period without the written consent of the other party, which consent may not be unreasonably withheld. Buyer or Target and Indemnitor shall cooperate in the defense against or compromise of any claim in any audit or proceeding.

     Section 7.7 Resolution of Indemnification Claim. Any Indemnification Claim received by the Stockholder Representative pursuant to Section 7.3 above will be resolved as follows:

          (a) In the event that the Stockholder Representative gives written notice contesting all, or a portion of, an Indemnification Claim to Indemnitee (a "Contested Claim") within the period provided above in Section 7.4_(a), the matter will be settled by binding arbitration pursuant to this Section 7.7(b), unless otherwise agreed by the Stockholder Representative and the Indemnitee. The final decision of the arbitrator shall be furnished to the

Stockholder Representative and Indemnitee in writing and will constitute a conclusive determination of the issue in question, binding upon the stockholders of Target and Indemnitee and shall not be contested or appealed by any of them.

     Section 7.8 Arbitration. Any Contested Claim shall be settled by arbitration at a mutually agreeable location in Santa Clara, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve a Contested Claim.

     Section 7.9 Stockholder Representative. For purposes of this Agreement, the stockholders of Target, without any further action on the part of any such stockholder, shall be deemed to have consented to the appointment of Guy Pasela as the representative of such stockholders (the "Stockholder Representative"), as the attorney-in-fact for and on behalf of each such Stockholder, and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including, without limitation, the exercise of the power to (i) agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (ii) resolve any Indemnification Claims and (iii) take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement. Accordingly, the Stockholder Representative has unlimited authority and power to act on behalf of each stockholder of Target with respect to this Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement. The stockholders of Target will be bound by all actions taken by the Stockholder Representative in connection with this Agreement and Buyer shall be entitled to rely on any action or decision of the Stockholder Representative. The Stockholder Representative will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement, the Stockholder Representative may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Stockholder Representative based on such advice, the Stockholder Representative will not be liable to anyone. The Stockholder Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Buyer, to:

               The Vulcan Corporation
               2455 Augustine Drive
               Santa Clara, CA  95054
               Attention:  General Counsel
               Fax:  (408) 982-5711

               with a copy to:

               Gray Cary Ware & Freidenrich LLP
               400 Hamilton Ave.
               Palo Alto, CA 94301
               Attention:  Gregory M. Gallo, Esq.
               Fax:  (650) 327-3699

          (b)  if to Target, to

               Scotch Bonnet Integration, Inc.
               1712 Picasso Avenue, Suites B and C
               Davis, CA  95616

               Attention:  Guy Pasela
               Fax:  (530) 753-9291

               with a copy to:

               Moskowitz Altman & Hughes LLP
               11 East 44th Street
               New York, NY  10017
               Attention: Jack Hughes, Esq.
               Fax:  (212) 697-2992

          (c)  If to Stockholder Representative, to:

               Guy Pasela
               1712 Picasso Avenue, Suites B and C
               Davis, CA  95616

               Fax:   (530) 753-9291



          (d)  If to the Stockholders (as defined in Annex 5.5 hereof) to:

               The address of such Holder as set forth in the stock transfer books and other applicable records of Buyer.

     Section 8.2 Interpretation. When a reference is made in this Agreement to an article or a section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the first date written above. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In determining whether a Material Adverse Effect exists with respect to a party, materiality shall be determined on the basis of the applicable party and all of its subsidiaries, taken together as a whole, and not on the basis of the party or any single Subsidiary alone. Reference to a party's "knowledge" mean actual knowledge after reasonable inquiry of such party's directors, officers, and other management-level employees who could reasonably be expected to have knowledge of such matters. As used in this Agreement, the term "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, and any court or other tribunal), and the term "Subsidiary" means, with respect to any party, any corporation, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     Section 8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 8.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     Section 8.5 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Section 8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

     Section 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 8.8 Third Party Beneficiary. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that the persons who are stockholders of Target immediately prior to the Effective Time of the Merger (and their successors and assigns) are express intended third party beneficiaries of Articles I and II, Section 5.11, Article VII, and, to the extent relevant to any of the foregoing, Article VIII and as such are entitled to rely on the provisions hereof as if a party hereto.

     [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, each of Buyer, Sub, and Target has caused this Agreement to be signed by its respective officer thereunto duly authorized and the Stockholder Representative has signed this Agreement, as of the date first written above.


THE VANTIVE CORPORATION                 SCOTCH BONNET INTEGRATION, INC.


By: /s/ John Luongo                     By: /s/ Guy Pasela
    ---------------------------------       ---------------------------------

Title: President & CEO                  Title: President



SOLAR ACQUISITION CORPORATION           STOCKHOLDER REPRESENTATIVE


By: /s/ David Schellhase                By: /s/ Guy Pasela
    ---------------------------------       ---------------------------------
                                            Guy Pasela,
Title: President                            as Stockholder Representative

Annex 2.1


                      DISTRIBUTION OF CERTAIN CONSIDERATION

The Holders shall divide the number of fully-paid and nonassessable shares of Buyer Common Stock equal to $572,000 divided by the average closing price of Buyer Common Stock for the five days preceding the Closing Date (as determined by reference to the "Last Sale" price reported on the NASDAQ NMS) in the proportions listed below:

------------------------ -----------
HOLDER                   PORTION
------------------------ -----------
Guy Pasela               32.54%
------------------------ -----------
Marian Abrams            18.32%
------------------------ -----------
Mark Dirrim              18.32%
------------------------ -----------
Daniel Kenyon            18.32%
------------------------ -----------
Systar, Inc.             12.50%
------------------------ -----------


The Holders shall divide $143,000 in the proportions listed below:

------------------------ -----------
HOLDER                   PORTION
------------------------ -------------
Guy Pasela               32.54%
------------------------ -------------
Marian Abrams            18.32%
------------------------ -------------
Mark Dirrim              18.32%
------------------------ -------------
Daniel Kenyon            18.32%
------------------------ -------------
Systar, Inc.             12.50%
------------------------ -------------

Annex  5.3

Registration Rights for Buyer Common Stock

        This Annex 5.9 is an annex to that certain Agreement and Plan of Merger by and among The Vulcan Corporation, a Delaware corporation, Solar Acquisition Corporation, a Delaware corporation and Scotch Bonnet Integration, Inc., a Delaware corporation, dated September 2, 1998 (the "Merger Agreement"). All capitalized terms used herein and not defined herein shall have the same meaning as set forth in the Merger Agreement.

     (a) Buyer shall use all reasonable efforts to cause the Buyer Common Stock issued in exchange for Target Stock ("Registrable Buyer Common Stock") to be registered under the Securities Act so as to permit the resale thereof, and in connection therewith shall prepare and file with the SEC within forty five (45) days following the Closing, and shall use all reasonable efforts to cause to become effective no later than one hundred eighty (180) days following the Closing, a registration statement (the "Registration Statement") on Form S-3 or on such other form as is then available under the Securities Act covering such Buyer Common Stock; provided, however, that each holder of such Buyer Common Stock shall provide all such information and materials to Buyer and take all such action as may be required in order to permit Buyer to comply with all applicable requirements of the SEC and to obtain any desired acceleration of the effective date of such Registration Statement. Such provision of information and materials is a condition precedent to the obligations of Buyer pursuant to this Annex 5.9. Buyer shall not be required to effect more than one (1) registration under this Annex 5.9. The offering made pursuant to such registration shall not be underwritten.

     (b) Notwithstanding the provisions of Section (a) above, Buyer shall be entitled to a one-time postponement of the declaration of effectiveness of the Registration Statement prepared and filed pursuant to Section (a) for a period of time up to forty-five (45) calendar days after the deadline therefor set forth in Section (a), if the Board of Directors of Buyer, acting in good faith, determines that there exists material nonpublic information about Buyer which the Board does not wish to disclose in a registration statement, which information would otherwise be required by the Securities Act to be disclosed in the Registration Statement to be filed pursuant to Section (a) above.

     (c) Subject to the limitations of Section (b) above, Buyer shall: (i) prepare and file with the SEC the Registration Statement in accordance with Section (a) with respect to the shares of Registrable Buyer Common Stock and shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable after filing and to keep the Registration Statement effective until the earlier of (A) one (1) year after the Effective Time or (B) such time as the shares of Registrable Buyer Common Stock can be sold without compliance with the registration requirements of the Securities Act; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale or other disposition of all securities proposed to be registered in the

Registration Statement during such period; and (iii) furnish to each holder of Registrable Buyer Common Stock such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus) in conformity with the requirements of the Securities Act, and such other documents, as each such holder may reasonably request in order to effect the offering and sale of the shares of such Registrable Buyer Common Stock, but only so long as Buyer shall be required under the provisions hereof to cause the Registration Statement to remain effective.

     (d) Notwithstanding any other provision of this Annex 5.9 but subject to Section (e) below, Buyer shall have the right at any time to require that all holders suspend open market offers and sales of Registrable Buyer Common Stock whenever, and for so long as, in the reasonable judgment of Buyer in good faith after consultation with counsel, there is or may be in existence material undisclosed information or events with respect to Buyer (the "Suspension Right"). In the event Buyer exercises the Suspension Right, such suspension will continue for the period of time reasonably necessary for disclosure to occur at a time that is not materially detrimental to Buyer and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by Buyer after consultation with counsel. Buyer will use all reasonable efforts to limit the length of any such suspension to thirty (30) calendar days or less.

     (e) If any holder of Registrable Buyer Common Stock shall propose to sell any Registrable Buyer Common Stock pursuant to the Registration Statement, it shall notify the General Counsel of Buyer of its intent to do so (including the proposed manner and timing of all sales) at least three (3) full trading days prior to such sale, and the provision of such notice to Buyer shall conclusively be deemed to reestablish and reconfirm an agreement by such holder to comply with the registration provisions set forth in this Agreement. Unless otherwise specified in such notice, such notice shall be deemed to constitute a representation that any information previously supplied by such holder expressly for inclusion in the Registration Statement (as such information may have been superseded by information provided subsequently) is accurate as of the date of such notice. At any time within such three (3) trading day period, Buyer may refuse to permit such holder to resell any Registrable Buyer Common Stock pursuant to the Registration Statement; provided, however, that in order to exercise this right, Buyer must deliver a certificate in writing to such holder to the effect that a delay in such sale is necessary because a sale pursuant to the Registration Statement in its then current form without the addition of material, non-public information about Buyer could constitute a violation of the federal securities laws; and provided further, that Buyer will use all reasonable efforts to limit any such delay to as short a period as practicable and agrees to notify such holder promptly upon termination of the suspension. Notwithstanding anything to the contrary in this Agreement, Buyer will ensure that in any event such holders of Registrable Buyer Common Stock shall have at least thirty (30) trading days (prorated for partial quarters) available to sell Buyer Common Stock during each calendar quarter (or portion thereof) after the effectiveness of the Registration Statement until the first anniversary of the Effective Time. For any offer or sale of any of Registrable Buyer Common Stock by a holder of Registrable Buyer Common Stock in a transaction that is not exempt under the Securities Act, the holder, in addition to complying with any other federal securities laws, shall deliver a copy of the final prospectus (or amendment of or supplement to such prospectus) of Buyer covering the Registrable Buyer Common Stock in the form furnished to such holder by Buyer to the purchaser of any of the Registrable Buyer Common Stock on or before the settlement date for the purchase of such Registrable Buyer Common Stock.

     (f) Buyer will indemnify each holder of Registrable Buyer Common Stock, each of its officers and directors and partners, and each person controlling such holder within the meaning of Section 15 of the Securities Act against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, preliminary prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any registration, qualification or compliance effected pursuant to this Section 6.15, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation or any alleged violation by Buyer of any rule or regulation promulgated under the Securities Act or the Exchange Act in connection with any such registration, qualification or compliance, and Buyer will reimburse each such holder, each of its officers and directors, and each person controlling such holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, as such expenses are incurred; provided, however, that Buyer will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Buyer by such holder or controlling person for use therein.

     (g) Each holder of Registrable Buyer Common Stock will, if Registrable Buyer Common Stock held by such holder is included in the securities as to which such registration is being effected, indemnify Buyer, each of its directors and officers, each person who controls Buyer within the meaning of Section 15 of the Securities Act, and each other such holder of Registrable Buyer Common Stock, each of its officers and directors and each person controlling such holder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Buyer, such other holders of Registrable Buyer Common Stock, directors, officers, persons or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, as such expenses are incurred, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to Buyer by such holder for use therein.

     (h) Each party entitled to indemnification under Section (f) or (g) (for purposes of this Annex 5.9, the "Indemnified Party") shall give notice to the party required to provide indemnification (for purposes of this Annex 5.9, the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense at such party's expense; provided, however, that an Indemnified Party (together with all other Indemnified Parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to differing or potentially differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. The failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under Section (f) or (g) unless the failure to give such notice is materially prejudicial to an Indemnifying Party's ability to defend such action. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

     (i) Buyer shall pay all of the out-of-pocket expenses, other than underwriting discounts and commissions, if any, incurred in connection with any registration of Registrable Buyer Common Stock pursuant to this Annex 5.9, including, without limitation, all registration and filing fees, printing expenses, transfer agents' and registrars' fees, and the reasonable fees and disbursements of Buyer's outside counsel and independent accountants.

Annex 5.5

                         EMPLOYMENT OF TARGET EMPLOYEES

Option and Employment Arrangements

The following persons shall be offered employment by Buyer as of the Effective Time, and shall receive options to purchase Common Stock of the Buyer in the amounts set forth opposite their names, in accordance with the terms set forth in Section 5.11(a) of the Merger Agreement:

---------------------------- ---------------
PERSON                       OPTIONS
---------------------------- ---------------
Guy Pasela                   27,000
---------------------------- ---------------
Marian Abrams                14,000
---------------------------- ---------------
Mark Dirrim                  14,000
---------------------------- ---------------
Daniel Kenyon                11,500
---------------------------- ---------------
Jody Sokol                    8,000
---------------------------- ---------------
Jeff Roberts                  6,000
---------------------------- ---------------
Jack Mueller                  6,000
---------------------------- ---------------
Jeff Wood                     3,000
---------------------------- ---------------
A. Natarajan                  3,000
---------------------------- ---------------
Anna Tang                     3,000
---------------------------- ---------------
Jennifer Mueller              3,000
---------------------------- ---------------
Peggy Turner                  1,500
---------------------------- ---------------


The following persons shall be offered work as independent contractors by Buyer as of the Effective Time at the following rates:

---------------------------- ---------------
PERSON                       HOURLY RATE
---------------------------- ---------------
Patrick Murphy               $85.00
---------------------------- ---------------
Robert Freeman               $14.00
---------------------------- ---------------


Termination Arrangements:

The following persons shall have an opportunity to find positions with Buyer, and, if no position is found, the severance provisions set forth below shall operate: If Daniel Kenyon is terminated without cause from Buyer within three months of the Effective Date, he will participate in the standard Buyer severance program (including one week's salary for every year of service).

If Peggy Turner is terminated without cause from Buyer within two months of the Effective Date, she will participate in the standard Buyer severance program (including one week's salary for every year of service).

Annex 5.6

Employee Retention Pool

1. Additional Consideration Pool Payout. Subject to the provisions of paragraph 3 below, the following persons will receive on the first anniversary of the Closing Date (the "First Anniversary") the following portions of the Additional Consideration Pool (as defined below):

------------------------- --------------------
PERSON                    PORTION OF BONUS
                          POOL
------------------------- --------------------
Guy Pasela                32.54%
------------------------- --------------------
Marian Abrams             18.32%
------------------------- --------------------
Mark Dirrim               18.32%
------------------------- --------------------
Daniel Kenyon             18.32%
------------------------- --------------------
Systar, Inc.              12.50%
------------------------- --------------------


Other than Daniel Kenyon and Systar, Inc., the persons named in the table above must be employed at Buyer on the First Anniversary in order to receive their individual portion of the Additional Consideration Pool, unless terminated by Buyer other than for cause prior to the First Anniversary, in which case no amount of the Additional Consideration Pool will be paid to such person.

2. Additional Consideration Pool Determination. The "Additional Consideration Pool" will be determined in accordance with the following formula:

Additional Consideration Pool = the number of shares of Buyer Common Stock equal to $370,000 divided by the average closing price of Buyer Common Stock for the five trading days preceding the date of the Agreement (as determined by reference to the "Last Sale" price reported on the NASDAQ NMS), multiplied by the aggregate Formula Ratings of the persons employed by Buyer on the First Anniversary, unless a person listed below has his or her employment relationship terminated by Buyer for Buyer's convenience, in which case the Formula Rating associated with that person shall not be deducted from the aggregate number.

--------------------------------------------- -----------------
PERSON                                        FORMULA RATING
--------------------------------------------- -----------------
Guy Pasela                                    .19
--------------------------------------------- -----------------
Marian Abrams                                 .15
--------------------------------------------- -----------------
Mark Dirrim                                   .15
--------------------------------------------- -----------------
Jody Sokol                                    .08
--------------------------------------------- -----------------
Jeff Roberts                                  .10
--------------------------------------------- -----------------
Jack Mueller                                  .10
--------------------------------------------- -----------------
Jeff Wood                                     .05
--------------------------------------------- -----------------

--------------------------------------------- -----------------
A. Natarajan                                  .05
--------------------------------------------- -----------------
Anna Tang                                     .05
--------------------------------------------- -----------------
Jennifer Mueller                              .08
--------------------------------------------- -----------------


3. No Fractional Shares. No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued in connection with the Bonus Pool payouts set forth herein, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Notwithstanding any other provision of this Annex 5.13, the number of shares of Buyer Common Stock to be issued to each person in connection herewith who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock shall be rounded up to the nearest whole share.

4. Timing of Payout. Provided that the Additional Consideration has been earned, Buyer agrees to cause the shares of Buyer Common Stock to be issued within thirty days of the date earned.

Annex 6.2(c)

                             THE VANTIVE CORPORATION
                               EMPLOYEE AGREEMENT
                                       FOR
                    NONDISCLOSURE OF CONFIDENTIAL INFORMATION


In consideration of employment by The Vantive Corporation ("The Company"), and/or its divisions, or any parent, subsidiary, or affiliated company, and any successor or assigns of any of them, The Company (hereinafter referred to as "Employer") and the employee (hereinafter referred to as "Employee") agree as follows:

1.  Duties

During employment, Employee shall devote Employee's full energies, interest, abilities, and productive time to the performance of this Agreement and shall not, without Employer's prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of Employee's duties under this Agreement.

2.  Trade Secrets - Confidential Business Information

    (a) Employee specifically agrees that Employee will not at any time, whether during or subsequent to the term of Employee's employment with Employer, in any fashion, form, or manner, unless specifically consented to in writing in advance by Employer, either directly or indirectly use or divulge, disclose or communicate to any person, or corporation, in any manner whatsoever, any confidential information of any kind, nature or description concerning any matters affecting or relating to business of Employer, or any information belonging to customers of Employer which Employer has agreed or agrees to hold in confidence, including, without limiting the generality of the foregoing, trade secrets, processes, formulas, computer programs, computer software, source code, object code, data, know-how, inventories, techniques, product plans, strategies, forecasts, the names, buying habits, or practices of any of its customers, customer lists, codes designating customers or codes of other information, its marketing methods and related data, credit information of Employer or its customers, the names of any of its vendors or suppliers, costs of materials, the prices it obtains or has obtained or at which it sells or has sold its products or services, manufacturing and sales costs, lists of other written records used in Employer's business, compensation paid to Employees and other terms of employment, designs, parts lists, manufacturing diagrams, schematics, test procedures, quality control procedures or any other confidential information of, about, or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description, the parties hereto stipulating that as between them, the same are important, material, and confidential trade secrets and affect the successful conduct of the Employer's business, and its goodwill, and that any breach of any term of this paragraph is a material breach of this Agreement, (i) unless the specific item of confidential information is or becomes available to persons external to the Employer without violation of this Agreement or any other confidentiality agreement among Employee and Employer and or any other confidentiality agreement to which Employee is a party, or (ii) unless such disclosure is compelled by law, in which event Employee agrees to give Employer prior written notice of any disclosure to be made pursuant to this Subsection

(iii), and Employee, at Employer's expense, shall cooperate fully with Employer and/or the Company to obtain protection orders, confidential treatment or other such protective action as may be available to preserve the confidentiality of the information required to be disclosed. All equipment, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records and the like, affecting or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess, or control shall be and remain Employer's sole property.

     (b) In the event of termination of employment with Employer, Employee agrees to deliver promptly to Employer all equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to Employer's business, which are or have been in Employee's possession or under Employee's control, and to execute a Termination Certification in substantially the form set forth in Exhibit B, attached hereto and incorporated herein.

     (c) Employee agrees specifically that Employee will not impart to subsequent employers information to be held by Employee in confidence as defined above, nor use for Employee's own benefit any of the items covered by this Agreement.

     (d) Employee warrants to Employer that Employee's performance of his or her duties will not breach any agreement or obligation to maintain as confidential any proprietary information belonging to any former employer of Employee. Employee further warrants to Employer that Employee has not taken nor disclosed to any person at The Company and will not disclose nor use in the performance of Employee's duties at The Company, any confidential or proprietary information or trade secrets belonging to any former or concurrent employer of Employee, if any, or bring onto the Employer's premises any unpublished documents or any property belonging to any former or any concurrent employers, unless consented to in writing by said employees.

    (e) Employee agrees that for six months after termination of employment with Employer, Employee will not recruit or hire any other employee of The Vantive Corporation without Employer's prior written consent.

3.  Inventions

     (a) Employee agrees to disclose promptly to the Employer, in writing, all inventions, developments, and discoveries, which, during the period of employment with Employer, Employee has or may make or conceive either solely or jointly with others that relate to any inventions or matters described in subparagraph (b) below.

    (b) As to any inventions made by Employee during the term of his employment, solely or jointly with others, which are made with Employer's equipment, supplies, facilities, trade secrets, or time, or which relate to the business of Employer or Employer's actual or demonstrably anticipated research or development, or which result from any work performed by Employee for Employer, Employee agrees that such inventions shall belong to Employer and promises to assign such inventions to Employer and cooperate with Employer to obtain patents or copyrights on the inventions for Employer in the United States and all foreign countries. Employee also agrees that Employer shall have the right to keep such inventions as trade secrets, if Employer chooses. Employee agrees to assign to Employer his rights in any other inventions where Employer is required to grant those rights to the U.S. Government or any agency thereof.

     Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act of 1976 (17 U.S.C., Section 101).

     (c) This Agreement does not apply to any inventions which are the subject of Section 2870 of the California Labor Code, attached as Exhibit A. Receipt of a copy of that Section is acknowledged by the Employee.

     (d) In order to permit Employer to claim the rights to which Employer may be entitled to under subparagraph (b) above, and in addition to Employee's prompt disclosure under subparagraph (a) above of inventions described in subparagraph (b), Employee further agrees to disclose to Employer in confidence all inventions which Employee makes during the period of his employment and all patent and copyright applications filed by Employee within a year after termination of his employment.

     (e) For the purpose of this Agreement, an invention is deemed to have been made during the period of Employee's employment if, during such period, the invention was conceived or first actually reduced to practice, and Employee agrees that any such patent or copyright application filed within a year after termination of his/her employment shall be presumed to relate to an invention which was made during the term of Employee's employment unless Employee can provide evidence to the contrary.

     (f) Listed below by descriptive title for purposes of identification are all the inventions made by Employee prior to employment with Employer which Employee considers to be Employee's property and which are excluded from this Agreement.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


4.  General

     (a) This Agreement is considered by Employer and Employee to be a binding contract and shall remain in effect indefinitely, even after Employee's employment with Employer terminates.

     (b) This Agreement may not be modified or terminated except by an instrument in writing signed by an officer of the Employer.

     (c) If any legal action arises relating to this Agreement, the prevailing party shall be entitled to recover all costs, expenses and reasonable attorneys' fees incurred because of legal action. This Agreement shall be construed in accordance with the laws of the State of California.

     (d) If any provision of this Agreement is held invalid or unenforceable the remainder of this Agreement shall nevertheless remain in full force and effect.

     (e) This agreement shall in no way restrict the right of Employer to terminate the employment of Employee at any time and for any reason, with or without cause; and Employee expressly waives any right to a term of employment for any period of time.

     (f) This Agreement shall be binding upon Employee's heirs, successors, and assigns. The provisions for nondisclosure of confidential information provided for in this Agreement apply to The Company employing Employee and to such information of all its parent, subsidiary and affiliated companies anywhere in the world.




Dated this ____ day of __________________, 19__ at ____________________________


THE VANTIVE CORPORATION

By: ____________________________

Its: ___________________________


_________________________________
EMPLOYEE'S SIGNATURE

                                    EXHIBIT A

                             Labor Code Section 2870


"Employment agreements; assignment of rights.

     (a) Any provision in an employment agreement which provides that an employee shall assign, or order to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or research or development of the employer.

          (2)  Result from any work performed by the employee for the employer.

     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable."

                                    EXHIBIT B

                            TERMINATION CERTIFICATION
      (Only to be completed upon termination from The Vantive Corporation)


     This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to The Vantive Corporation, its subsidiaries, affiliates, successors or assigns (together, the "Company").

     I further certify that I have complied with all terms of The Company's Agreement For Nondisclosure of Confidential Information signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

     I further certify that in compliance with the terms of The Company's Agreement For Nondisclosure of Confidential Information, I will preserve as confidential all trade secrets, confidential knowledge, date or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information of other subject matter pertaining to any business of The Company or any of its clients, consultants or licensees.


Date: ________________                      ____________________________________
                                            (Employee's Signature)


                                            ____________________________________
                                            (Type or Print Employee's Name)

Annex 6.2(d)

                            NONCOMPETITION AGREEMENT

        This Noncompetition Agreement is made and entered into this 2nd day of September 1998, by and between ________________, an individual Stockholder ("Stockholder"), and The Vantive Corporation, a Delaware corporation ("Buyer"). For the purposes of this Agreement, "Buyer" shall be deemed to include Buyer and its majority-owned direct and indirect subsidiaries that operate the Business of Solar (as hereinafter defined) during the term of this Agreement.

                                    Recitals

A. Scotch Bonnet Integration, Inc., a Delaware corporation ("SBII"), is engaged throughout the United States of America and the world. SBII is in the business of providing consulting services for client-server software (the "Business of SBII");

B. Pursuant to that certain Agreement and Plan of reorganization (the "Reorganization Agreement") dated September 2, 1998 by and among Buyer, SBII Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Buyer ("Sub"), and SBII, Buyer is acquiring SBII through a merger of Sub with and into SBII (the "Merger"). After the Merger becomes effective, the separate existence of Sub shall cease, and SBII, as the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of Delaware and will continue to operate the Business of SBII as a wholly-owned subsidiary of Buyer;

C. Stockholder is the beneficial owner of shares of capital stock of SBII and is a key employee or officer of SBII;

D. Stockholder has been actively involved in the design, development and or marketing of SBII's services and products, including management of a key function within SBII; and

E. In consideration of and as an inducement to Buyer and Sub to consummate the Merger, Stockholder, intending to be bound hereby, has agreed to execute this Agreement.

Now, therefore, the parties agree as follows:

1. Covenant Not to Compete. Stockholder agrees that, for a period of one (1) year from the Effective Time of the Merger (as defined in the Reorganization Agreement) and for so long thereafter as he is employed by or serves as consultant to Buyer, or such shorter period ending upon Stockholder's termination of employment from the Buyer without "Cause" or because of "Certain Reasons" (as defined in Sections 1(d) and 1(e) hereof, respectively) (the "Noncompetition Period"), he will not:

A. engage directly or indirectly in Competition;

B. directly or indirectly be or become an officer, director, shareholder, owner, partner, promoter, employee, agent, consultant, licensor or joint venturer, of, for or to, or otherwise be or become associated with or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in, any Person that engages directly or indirectly in Competition, except that Stockholder may be or become an employee, consultant, agent, licensor or sublicensor of, for or to, or otherwise be or become associated with, such Person if Stockholder's actual services rendered or activity in connection with such Person do not reasonably relate to a Competing Product or Competing Service;

C. request or advise any of the customers, suppliers or other business contacts of Solar with which Stockholder had contact while employed by SBII to withdraw, curtail, cancel or not increase their business with SBII. Notwithstanding the foregoing, Stockholder is permitted to own as a passive investor up to a five percent (5%) interest in any publicly traded entity. Stockholder agrees to notify Buyer in writing of each employment or consulting position he accepts during the Noncompetition Period (including the name and address of the hiring party) and will, upon request by Buyer, describe in reasonable detail the nature of his duties in each such position.

D.      "Cause" shall mean Stockholder's:

(i) failure to perform such assigned duties and responsibilities as shall be consistent with the duties and responsibilities of an employee of Buyer in a similar job position after receipt of a written or oral notice of specific deficiencies consistent with Buyer's performance review policies in effect at such time and a reasonable period, not to exceed thirty (30) days for Stockholder to cure any such deficiencies;

(ii) engaging in gross negligence or willful misconduct which is or is likely to be materially injurious to Buyer;

(iii) committing a felony, an act of fraud against or the misappropriation of property belonging to Buyer; or

(iv) breaching in any material respect the terms of any employment agreement or any confidential or proprietary information agreement between Stockholder and Buyer or Buyer; and

(v) the Chief Executive Officer of Buyer authorizes a for Cause termination after the occurrence of any of the events described in the clauses set forth in this Subsection 1(D) above.

E. "Certain Reasons" shall mean (i) a reduction in cash compensation (exclusive of bonuses) or a material reduction in benefits, except as part of a salary or benefit reduction program by Buyer that is applicable generally to employees of Stockholder's level; (ii) assignment to a position materially not commensurate with Stockholder's training and abilities; or (iii) relocation of Stockholder's workplace to any place more than fifty (50) miles from Davis, California, provided, in each case, that Stockholder has given Buyer written notice of Stockholder's intention to terminate for Certain Reasons, citing the Certain Reasons, and Buyer has not cured the Certain Reasons within thirty (30) days after receipt of such notice.

F. "Competing Service" means any (i) activities relating to the development, marketing and/or distribution of consulting services carried on by any business worldwide which competed with the Business of SBII; (ii) service that has been provided, performed or offered by or on behalf of SBII at any time on or prior to the date of this Noncompetition Agreement; or (iii) service that facilitates, supports or otherwise related to the design, development, marketing, promotion, sale, supply distribution, resale, installation, support, maintenance, license or sublicense of any front office automation software such as sales force automation, customer support, help desk or field service automation software. Notwithstanding anything to the contrary herein, a Competing Service does not include services related to database software or back office application software, such as services related to Oracle or Sybase database or human resources, manufacturing or financial applications.

G. A person shall be deemed to be engaged in "Competition" if such Person is engaged in providing, performing or offering any Competing Service. References to engaging directly or indirectly in Competition include (without prejudice to the generality of that expression) references to acting alone or jointly with others or by means of any other Person.

H. "Person" means any (i) individual; (ii) corporation, general partnership, limited partnership, limited liability partnership, trust, company (including any limited liability company or joint stock company) or other organization or entity; or (iii) governmental body or authority.

2. Covenant Not to Hire. During the Noncompetition Period, Stockholder agrees that he will not directly or indirectly attempt to hire, whether as an employee, consultant or otherwise, any person who at such time is, or who at any time in the month period prior to that time had been, employed by Buyer or SBII.

3. Nondisruption, Other Matters. During the Noncompetition Period, Stockholders agrees that he will not directly or indirectly interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between Buyer or Solar, on the one hand, and any of their respective customers, suppliers or employees on the other hand.

4. Equitable Relief. Stockholder acknowledges and agrees that Buyer's remedies at law for breach of any provisions of this Agreement would be inadequate and, in recognition of this fact, Stockholder agrees that, in the event of such breach, in addition to any remedies at law it may have, Buyer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may be available. Stockholder further acknowledges that should Stockholder violate any of the provisions of this Agreement, it will be difficult to determine the amount of damages resulting to Buyer and that in addition to any other remedies it may have, Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages.

5. Acknowledgment. Each of Stockholder and Buyer acknowledges and agrees that the covenants and agreements contained in this Agreement have been negotiated in good faith by the parties, are reasonable and are not more restrictive or broader than necessary to protect the interests of the parties thereto, and would not achieve their intended purpose if they were on different terms or for periods of time shorter than the periods of time provided herein or applied in more restrictive geographical areas than are provided herein. Each party further acknowledges that Buyer would not enter into the Reorganization Agreement and the transactions contemplated thereby in the absence of the covenants and agreement contained in this Agreement and that such covenants and agreements are essential to protect the value of SBII to Buyer.

6. Separate Covenants. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the counties in each of the states of the United States of America, one for each province of Canada and one for each country outside the United States and Canada.

7. Severability. The parties agree that construction of this Agreement shall be in favor of its reasonable nature, legality and enforceability, and that any construction causing unenforceability shall yield to a construction permitting enforceability. It is agrees that the noncompetition, nonsolicitation and nonhiring covenants and provisions of this Agreement are severable, and that if any single covenant or provision or multiple covenants or provisions should be found unenforceable, the entire Agreement and remaining covenants and provisions shall not fail but shall be construed as enforceable without any severed covenant or provision in accordance with the tenor of this Agreement.

8. Not an Employment Agreement. This Agreement is not, and nothing in this Agreement shall be construed as, an agreement to provide employment to Stockholder.

9. Governing Law, Jurisdiction. This Agreement is made under and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California. All disputes arising under this Agreement shall be brought in the federal and state courts located in Santa Clara County, California, as permitted by law, and each of the parties hereby consents to the personal jurisdiction, service of process and venue of such courts.

10. Entire Agreement. This Agreement, together with the Reorganization Agreement, constitutes and contains the entire agreement and understanding concerning the subject matter addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed and otherwise, whether written or oral, concerning the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein or in the Reorganization Agreement.

11. Notices. Any notice or communication under this Agreement shall be in writing, signed by the party making same, and shall be delivered personally or sent by certified or registered mail or by nationally-recognized overnight courier, addressed as follows:

        If to Stockholder:
                              --------------------------------------------------

                              --------------------------------------------------

                              --------------------------------------------------

        If to Buyer:         The Vantive Corporation
                             2455 Augustine Drive
                             Santa Clara, CA  95054
                             Attn:  General Counsel

or to such other address as may hereafter be designated by either party hereto. All such notices shall be deemed given on the date personally delivered or mailed.

12. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement.

13. Amendments, No Waiver. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom waiver is sought.

14. Assignment. This Agreement may be assigned to Buyer to any affiliate of Buyer or to any nonaffiliate of Buyer that shall succeed to the business and assets of Buyer, SBII and the Business of SBII. This Agreement is personal to Stockholder, and Stockholder may not assign any rights or delegate responsibilities hereunder.

15. Headings. The headings of paragraphs in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     In witness whereof, the parties hereto have executed this Agreement as of the date first written above.


                                        ----------------------------------------
                                        Stockholder


                                        THE VANTIVE CORPORATION


                                        ----------------------------------------

                                        By:
                                               ---------------------------------

                                        Title:
                                               ---------------------------------